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                                                                EXHIBIT 3.5


                             ARTICLES SUPPLEMENTARY

 CLASSIFYING 1,351,351 SHARES OF PREFERRED STOCK AS CLASS A SENIOR CUMULATIVE
       CONVERTIBLE PREFERRED STOCK AND 1,351,251 SHARES OF EXCESS STOCK
                       AS EXCESS CLASS A PREFERRED STOCK

                                       OF

                          AMBASSADOR APARTMENTS, INC.


                Pursuant to Section 2-105 of the Maryland General Corporation Law (the "M.G.C.L."), Ambassador Apartments, Inc., a corporation organized and existing under the M.G.C.L. (the "Corporation"), and having its principal office in the State of Maryland located at c/o United Corporate Service, 20 South Charles Street, Suite 1200, Baltimore, Maryland 21201,


   DOES HEREBY CERTIFY TO THE STATE DEPARTMENT OF ASSESSMENT AND TAXATION OF
                                MARYLAND THAT:

                Pursuant to authority granted to and vested in the Board of Directors of the Corporation (the "Board") by the Charter of the Corporation (the "Charter"), and pursuant to the provisions of Section 2-105 of the M.G.C.L., the Board of Directors, at a meeting duly convened and held on July 23, 1996, regarding the possible sale and issuance by the Corporation of convertible preferred stock, adopted resolutions appointing a committee (the "Committee") of the Board, comprised of Ms. Jane R. Patterson, Mr. David M. Glickman and Mr. Richard F. Cavenaugh, and delegating to the Committee, to the fullest extent permitted by Maryland law and the Corporation's Charter and By-Laws, all powers of the Board with respect to classifying or reclassifying any unissued shares of Preferred Stock and/or Excess Preferred Stock, and setting the terms of the securities to be so classified or reclassified (including, without limitation, the convertible preferred stock), and determining the terms and conditions upon which such securities are to be offered, sold and issued.

                Pursuant to the authority conferred upon the Committee as aforesaid, the Committee, on August 15, 1996, duly adopted resolutions by unanimous written consent classifying 1,351,351 shares of Preferred Stock of the Corporation into a single series of Preferred Stock to be designated as "Class A Convertible Preferred Stock, par value $.01 per share," and classifying 1,351,351 shares of Excess Stock of the Corporation into a single series of Excess Preferred Stock to be designated as "Excess Class A Preferred Stock, par value $.01 per share," which resolution is as follows:


                "RESOLVED that a series of Preferred Stock of this Corporation, to be designated "Class A Senior Cumulative Convertible Preferred Stock," be and hereby is created to consist of 1,351,351 shares, and that a series of Excess Preferred Stock of this Corporation to be designated "Excess

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        Class A Preferred Stock," be and hereby is created to consist of 1,315,315 shares, the preferences, conversion or other rights, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption of each such series, are as follows:


                Section 1. Preferred Shares -- Designation and Amount. The shares of such class of Preferred Stock shall be designated as "Class A Senior Cumulative Convertible Preferred Stock" and the number of shares constituting the series so designated shall be 1,351,351 (the "Preferred Shares").

                Section 2.      Preferred Shares -- Dividends.

                (a) Subject to Section 11, the Corporation shall pay in cash, when, as and if declared by the Board, out of funds legally available therefor as provided by Section 2-304 of the M.G.C.L and limited by Section 2-311 of the M.G.C.L. (the "Legally Available Funds"), dividends at the quarterly rate equal to the Applicable Dividend Rate (as defined below) per Preferred Share, per quarter. Such dividends shall be cumulative and paid quarterly on each February 15, May 15, August 15 and November 15, with respect to the prior quarter, commencing November 15, 1996 (except that if such date is not a Business Day (as defined below), then such dividend will be payable on the next succeeding Business Day) to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared no more than thirty (30) days prior to the date fixed for payment thereof. Each of such dividends shall be fully cumulative, to the extent not previously paid. Dividends shall begin to accrue and be cumulative from the date of issuance of such Preferred Share to and including the first to occur of
(i) the date on which the Liquidation Value (as defined herein) of such Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Preferred Share by the Corporation, (ii) the last day of the quarter preceding the quarter in which such Preferred Shares are converted into shares of Common Stock hereunder if such date is after the record date for the Regular Quarterly Dividend (as defined herein) on the Common Stock for the quarter in which such conversion takes place, (iii) the last day of the quarter second preceding the quarter in which such Preferred Shares are converted into shares of Common Stock hereunder if such date is prior to the record date for the Regular Quarterly Dividend on the Common Stock for the quarter in which such conversion takes place, or (iv) the date on which such share is otherwise acquired and paid for by the Corporation. Any accrued dividend that is not paid, or made available for payment, on the date set forth herein shall accrue dividends at the Applicable Dividend Rate until paid. Any dividend payment with respect to the Preferred Shares shall first be credited against any prior accrued and unpaid dividend.

                (b) "Applicable Dividend Rate" means with respect to any Preferred Share then issued and outstanding (i) $0.42 per Preferred Share, per quarter (pro rated for the number of days in any partial quarter) on or prior to August 14, 1997, (ii) for the period August 15, 1997 through August 14, 1998, $0.4325 per Preferred Share, per quarter, (iii) for the period August 15, 1998 through August 14, 1999, $0.445 per Preferred Share, per quarter, (iv) for the period August 15, 1999 through August 14, 2001, $0.46 per Preferred Share, per quarter, (v) for the period August 15, 2001 through August 14, 2002, $0.4725 per Preferred Share, per quarter, and


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(vi) on or after August 15, 2002, the greater of (x) $0.42 per Preferred Share, per quarter, and (y) the product of 1.05 and the per share quarterly dividend paid in that quarter in respect of the common stock, par value $.01 per share, of the Corporation (the "Common Stock."). If any of the events described under
Section 7(g), 7(i) or 7(j) occurs, such dividends payable thereafter on the Common Stock shall be calculated for purposes of the foregoing clause (y) so as to reverse the effect of such events. The Applicable Dividend Rate shall be pro rated for the actual number of days in any partial quarter.

                (c) All dividends paid with respect to Preferred Shares pursuant to this Section 2 shall be paid pro rata in respect of each Preferred Share entitled thereto. In the event that the Legally Available Funds available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable with respect to Preferred Shares on any date on which the Board has declared the payment of a dividend or otherwise, the amount of any available surplus shall be allocated for the payment of dividends with respect to the Preferred Shares and any other shares of capital stock that are pari passu as to dividends, as permitted under Section 4(i) below, pro rata based upon the amount of accrued and unpaid dividends of such shares of capital stock.

                (d) For purposes hereof, the term "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.


                Section 3. Preferred Shares -- Certain Restrictions. Unless the dividends (including accrued and unpaid dividends in arrears) described above in Section 2, which pursuant to their terms should have been paid, have been paid in full or declared and set apart for payment, the Corporation shall be prohibited from paying dividends on, making any other distributions on, or redeeming or purchasing or otherwise acquiring for consideration any capital stock of the Corporation junior to the Preferred Shares with regard to its rank, either as to dividends or upon liquidation, dissolution or winding up. The Corporation shall not permit any subsidiary or subpartnership of the Corporation to purchase or otherwise acquire for consideration or make any payment with respect to any shares of capital stock of the Corporation if the Corporation is prohibited from purchasing or otherwise acquiring for consideration or making any payment with respect to such shares at such time and in such manner pursuant to the prior sentence, provided, however, that the Corporation shall not be prohibited from making a capital contribution of capital stock of the Corporation to any of its subsidiaries or subpartnerships.


                Section 4.      Preferred Shares -- Voting Rights.

                (a) Except as limited by law the holders of the Preferred Shares shall be entitled to vote or consent on all matters submitted to the holders of Common Stock together with the holders of the Common Stock as a single class, including, but not limited to, any matter which, pursuant to the Charter of the Corporation, requires the approval by vote or consent of those entitled to vote-generally in the election of directors.


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                (b)     For the purposes of calculating the votes cast for a
particular matter when voting or consenting pursuant to Section 4(a), each Preferred Share will entitle the holder thereof to one vote for each share of Common Stock into which such Preferred Share is convertible as provided in
Section 7(c) herein as of the record date for such vote or consent or, if no record date is specified, as of the date of such vote or consent.

                (c) In addition to the voting rights described in Section 4(a), upon the issuance to Five Arrows Realty Securities L.L.C. of Preferred Shares such that, and for as long as Five Arrows Realty Securities L.L.C., or an affiliate, successor where the current members own greater than a majority interest, or member of Five Arrows Realty Securities L.L.C., is the holder of either (A) at least 675,675 Preferred Shares or (B) an amount of Preferred Shares which if converted into shares of Common Stock would exceed 5% of the Common Stock on a fully diluted basis (determined on the basis of then convertible, exercisable or exchangeable securities, warrants or options issued by the Company or Ambassador Apartments, L.P., a Delaware limited partnership (the "Partnership") (such amount as set forth in clauses (A) and (B) above, the "Minimum Threshold"), (i) the number of directors constituting the Board shall be increased by one (1) member and (ii) upon the first to occur, or from time to time following the Dividend Reductions/Earnings Cure (as defined herein) upon the first to occur, of either (x) the Regular Quarterly Dividend paid in the prior quarter on the Common Stock shall be reduced below $.40 per share (adjusted to reverse the effect of any event set forth in Section 7(g), 7(i)) or 7(j) (the "Dividend Reduction Default") or (y) the Corporation reports for the prior three consecutive fiscal quarters that the ratio of its Combined EBITDA to its reported interest expense (as described in clause (2) under the definition of Combined EBITDA below) for each such respective quarter was less than 2.00 to 1.00 (the "Earnings Default"), the Board shall be increased by an additional one (1) member for an aggregate increase of two directors. The term "Regular Quarterly Dividend" means any cash dividend or dividends paid in any calendar quarter that do not in the aggregate exceed the Corporation's reported Funds From Operations (as defined by the National Association of Real Estate Investment Trusts prior to 1996) for the quarter relating to such dividend.
The term "Combined EBITDA" means the combined net income of the Corporation (before extraordinary income or gains) as reported in its Quarterly Report on Form 10-Q under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise furnished to holders of Preferred Shares pursuant to Section 4(j) increased (to the extent deducted in determining consolidated net income) by the sum of the following (without duplication):

                                (1)     all income and state franchise taxes
                paid or accrued according to Generally Accepted Accounting Principals ("GAAP") for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Combined EBITDA),

                                (2)     all interest expense paid or accrued
                in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount),

                                (3)     depreciation and depletion reflected
                in such reported net income,


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                                (4)     amortization reflected in such
                reported net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Combined EBITDA pursuant to clause (2) above), and

                                (5)     any other non-cash charges to the
                extent deducted from combined net income (including, but not limited to, income allocated to minority interests).

The holders of the Preferred Shares shall have the special right, voting separately as a single class, to elect as soon as practical, a director to fill each vacancy created pursuant to this Section 4(c) upon the occurrence of the Minimum Threshold having been met, and created upon the occurrence of the Dividend Reduction Default and/or the Earnings Default, as hereinabove provided, and to elect their respective successors at each succeeding annual meeting of the Corporation thereafter at which such successor is to be elected. The director so elected from time to time in respect of clause (i) of this
Section 4(c) following the Minimum Threshold having been met shall be referred to herein as the "Section 4(c)(i) Director." The director so elected from time to time in respect of clause (ii) of this Section 4(c) following the Dividend Reduction Default or the Earnings Default, as the case may be, shall be referred to herein as the "Section 4(c)(ii) Director." Each vacancy created upon the Board from time to time pursuant to clause (i) or (ii) of this Section 4(c), as the case may be, shall be apportioned among the classes of directors to prevent stacking in any one class of directors to ensure that all directors in each of the classes of directors are as nearly equal in number as possible. The Section 4(c)(i) Director and the Section 4(c)(ii) Director, as the case may be, shall be classified accordingly. Each Section 4(c)(i) Director, as a qualification for election as such, shall submit to the Board, a duly-executed, valid, binding and enforceable letter of resignation from the Board to be effective immediately upon such time as the Minimum Threshold no longer continues to be met; and each Section 4(c)(ii) Director, as a qualification for election as such, shall submit to the Board, a duly-executed, valid, binding and enforceable letter of resignation from the Board, to be effective immediately upon the first to occur of such time as (i) the Minimum Threshold no longer continues to be met and (ii) the Dividend Reduction/Earnings Cure.
In addition, immediately following the effectiveness of the letter of resignation delivered by the Section 4(c)(i) Director as contemplated by the immediately preceding sentence, the Board shall be automatically decreased by one (1) member; and immediately following the effectiveness of the letter of resignation delivered by the Section 4(c)(ii) Director as contemplated by the immediately preceding sentence, the Board shall be automatically decreased by an additional one (1) member. In no event will there be more than one (1)
Section 4(c)(i) Director, nor more than one (1) Section 4(c)(ii) Director, on the Board at any given time.

                Upon the occurrence of a Dividend Reduction Default or an Earnings Default, the same shall be deemed to continue to exist until such time as (the "Dividend Reduction/Earnings Cure") (i) the Regular Quarterly Dividend paid in each of the three immediately preceding quarters on the Common Stock shall be greater than $.40 per share (adjusted to reverse the effect of any event set forth in Section 7(g), 7(i) or 7(j)), (ii) the Corporation reports for the prior three consecutive fiscal quarters that the ratio of its Combined EBITDA to its reported interest expense (as described in clause (2) under the definition of Combined EBITDA above) for each such quarter was greater than 2.00 to 1.00, and (iii) all

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dividends, including accrued and unpaid dividends, on the Preferred Shares have been paid or made available for payment.

                (d) In addition to the voting rights described above, and for as long as there are Preferred Shares outstanding, and provided that Five Arrows Realty Securities L.L.C., or an affiliate, successor where the current members own greater than a majority interest, or member of Five Arrows Realty Securities L.L.C. does not hold the Minimum Threshold, upon the first occurrence, and from time to time following the Dividend Payment Cure (as defined herein) upon the first occurrence, of the failure of the Corporation to pay in full the quarterly dividend payable in respect of the Preferred Shares for the prior three consecutive quarters as provided herein (the "Dividend Payment Default") the number of directors constituting the Board shall be increased by a number of directors equal to two (2) minus any Section 4(c)(i) Directors or Section 4(c)(ii) Directors who have not resigned from the Board as provided in Sections 4(c). In such event the holders of Preferred Shares shall have the special right, voting separately as a class, to elect as soon as practicable a director to fill each vacancy on the Board created upon the occurrence of the Dividend Payment Default, and to elect his or her successor at each succeeding annual meeting of the Corporation thereafter at which his or her successor is to be elected. The directors so elected from time to time in respect of this Section 4(d) shall be referred to herein as the "Section 4(d) Directors." The vacancy created upon the Board from time to time pursuant to this Section 4(d) shall be apportioned among the classes of directors to prevent stacking in any one class of directors and to ensure that all directors in each of the classes of directors are as nearly equal in number as possible. The Section 4(d) Directors shall be classified accordingly. Each Section 4(d) Directors, as a qualification for election as such, shall submit to the Board a duly-executed, valid, binding and enforceable letter of resignation from the Board, to be effective immediately upon the earlier to occur of such time as
(i) there are no Preferred Shares of the Corporation outstanding and (ii) the Dividend Payment Cure (as defined herein). In addition, immediately following the effectiveness of any letter(s) of resignation delivered by any Section 4(d) Director(s) as contemplated by the immediately preceding sentence, the Board shall be automatically decreased by the number of Section 4(d) Directors so resigning. In no event will there be more than two (2) Section 4(d) Directors on the Board at any given time.

                Upon the occurrence of the Dividend Payment Default,the same shall be deemed to continue and exist until (the "Dividend Payment Cure") such time as the earlier to occur of (i) none of the Preferred Shares shall remain outstanding and (ii) all dividends, including accrued and unpaid dividends on the Preferred Shares, have been paid or made available and the Corporation has paid or made available dividends for three consecutive quarters on a timely basis and all accrued and unpaid dividends have been paid or made available for payment.

                (e)     [Reserved]

                (f) At each meeting of the stockholders of the Corporation at which the holders of the Preferred Shares shall have the right to vote as a single class, as provided in this Section 4, the presence in person or by proxy of the holders of record of a majority of the total number of Preferred Shares then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such stockholders as a class. At any such meeting or adjournment thereof, (x) the absence of a quorum of holders of Preferred Shares shall not prevent the election of directors other than the
Section 4(c)(i) Director, the Section 4(c)(ii) Director or

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the Section 4(d) Directors (individually, a "Preferred Director" and cumulatively, the "Preferred Directors"), and the absence of a quorum of the holders of any other class or series of stock for the election of such other directors shall not prevent the election of any Preferred Directors by the holders of the Preferred Shares, and (y) in the absence of a quorum of the holders of the Preferred Shares, a majority of the holders present or by proxy shall, subject to applicable law, have the power to adjourn the meeting after all other business has been conducted from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

                (g) In case any vacancy shall occur among the directors elected by the holders of the Preferred Shares, other than upon the effectiveness of a letter of resignation delivered as a qualification of election pursuant to Section 4(c) or 4(d) above, as appropriate, such vacancy shall be filled by the vote of holders of a majority of the Preferred Shares, voting as a single class, present and voting, in person or by proxy, at a special meeting of such stockholders called for that purpose.

                (h) Notwithstanding the foregoing, any action required or permitted to be taken by holders of Preferred Shares at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a unanimous consent, in writing, setting forth the action so taken, shall be signed by each of the holders of Preferred Shares and shall be executed and delivered to the Secretary of the Corporation for placement among the minutes of proceedings of the stockholders of the Corporation.

                (i) So long as Preferred Shares of the Corporation are outstanding, without the consent of the holders of at least the majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by the unanimous consent in writing of all of the holders of the Preferred Shares, the Corporation may not (i) effect or validate the amendment, alteration or repeal of any provision of these Articles Supplementary, (ii) effect or validate the amendment, alteration or repeal of any provision of the Charter of the Corporation which would with respect to the holders of the Preferred Shares, amend adversely or repeal the dividend, conversion, voting, redemption, liquidation or other rights set forth in these Articles Supplementary, (iii) other than the 1,351,351 Preferred Shares authorized herein, issue Preferred Shares (or a series of preferred stock that would vote as a class with the Preferred Shares with respect to Section 4(c) or Section 4(d)) or shares of stock ranking senior to the Preferred Shares (as to dividends or upon liquidation, dissolution or winding up), (iv) other than the 1,351,351 Preferred Shares authorized herein, issue shares of stock ranking equal to the Preferred Shares (as to preference with respect to dividends or upon liquidation, dissolution or winding up) that have a liquidation preference that exceeds in the aggregate $20 million or a dividend rate higher than the Preferred Shares, provided, however, in addition to such $20 million liquidation value of stock, (A) if the provisions of Section 4(l) have been satisfied, the Corporation shall also be permitted to issue additional shares of stock ranking equal to the Preferred Shares (as to preference with respect to dividends or upon liquidation, dissolution or winding up) with a liquidation value not to exceed $20 million provided that such shares do not have a dividend rate higher than the Preferred Shares and (B) the Corporation shall also be permitted to issue an unlimited amount of additional shares of stock ranking equal to the Preferred Shares (as to preference with respect to dividends or upon liquidation, dissolution or winding up) provided that


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such additional shares issued have been rated, at the time of such issuance, at least "BBB" by Standard & Poor's Corporation or the equivalent by another nationally recognized statistical rating agency and, provided, further, that no additional securities may be issued pursuant to this Section 4(i)(iv) with a dividend rate higher than the Preferred Shares or, with a conversion rate which would allow one share of such additional securities to be converted into an amount of shares of Common Stock which would be greater than the number of shares of Common Stock which would be received upon conversion of one Preferred Share or (v) either permit, without the unanimous approval of the Preferred Directors (to the extent that at such time the holders of the Preferred Shares are entitled to appoint a Preferred Director(s)) any subsidiary or subpartnership to issue or sell any equity securities or partnership interests in such entities ("Subsidiary Partnership Interests") to or for the account of any entity other than the Corporation or sell, dispose or otherwise transfer Subsidiary Partnership Interests to any person (other than the Corporation or its subsidiaries); provided, however, that without the approval of the Section 4(c)(i) Directors, (i) the Corporation, or any subsidiary or subpartnership, may issue Subsidiary Partnership Interests in an arms length transaction in exchange for a multi-family property with a value equal to or exceeding the value of the Subsidiary Partnership Interests issued, (ii) the Corporation or any Subsidiary, may sell partnership interests in an operating subpartnership (other than Ambassador Apartments, L.P.), provided, however, that (x) such partnership interests to be sold do not in the aggregate exceed fifty (50) percent of the interests in such operating subpartnership, (y) the gross book value of the rental property before depreciation of such operating subpartnership shall not exceed twenty-five (25) percent of the difference between the gross book value of the rental property before depreciation of the Corporation (including all subsidiaries and subpartnerships) and the gross book value of the rental property before depreciation of the Jupiter-I, L.P. and the Jupiter-II, L.P. operating subpartnerships and (z) such transaction has been approved by at least two-thirds of the Board and (iii) with the prior approval of at least two-thirds of the Board, the Corporation or Ambassador Apartments, L.P. may sell in an arms length transaction, partnership interests in Ambassador Apartments, L.P., not to exceed in the aggregate 10% of the total partnership interest in Ambassador Apartments, L.P. Nothing in this Section 4(i) shall prevent the Corporation from issuing any shares of stock of the Corporation which rank junior (as to dividends and upon liquidation, dissolution or winding up) to the Preferred Shares upon such terms as the Board shall authorize from time to time.

                (j) The Corporation shall mail to each holder of record of Preferred Shares, at such holder's address in the records of the Corporation, within 45 days after the end of the first three fiscal quarters of each fiscal year and within 90 days after the end of each fiscal year, its financial reports for such fiscal period in such form and containing such independent accountants report as set forth under the rules of the Securities and Exchange Commission (together with the report of the Corporation's independent accountants with respect to such fiscal period) irrespective of whether the Corporation is then required to file reports under such rules.

                (k) For as long as there are Preferred Shares of the Corporation outstanding, and provided that Section 4(c) is applicable, no holder of Preferred Shares or any member of a group (as such term is used in Section 13(d)(2) of the Exchange Act) that includes such a holder shall have the right, as such, to make any nomination of any person for election to the Board (other than as a Preferred Director).


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                (l)     No sale of any capital stock of the
Corporation may be made pursuant to the provisions of Section 4(i)(iv)(A) unless the following procedures are fully complied with by the Corporation:

                (i) The Corporation provides to the holders of the Preferred Shares a bona fide offer (the "Offer") from an unaffiliated third party to purchase such stock (the "Offering Notice"), which notice shall include a term sheet executed by the Corporation and the proposed purchaser(s) setting forth the terms of the securities proposed to be sold (the "Offered Shares"), the terms on which the Offered Shares are to be sold and the name and address of the proposed purchaser(s). The terms of the Offer shall include, without limitation, in reasonable detail, the amount, price, seniority, conversion, redemption, voting, liquidation, dividend rate, preference, registration rights, board representation, anti-dilution, restrictions on transfer, change of control, closing conditions, fees and expenses, put/call provisions, and relation to limited partnership agreement. As hereinafter provided, an Offering Notice shall constitute an irrevocable offer for the Option Period (as hereinafter defined) to sell the Offered Shares to the holders of the Preferred Shares on the same terms as set forth in the Offering Notice.

                (ii) The holders of the Preferred Shares may elect, within the 10- Business Day period following the date the Offering Notice shall have been given (the "Option Period"), to purchase any or all of the Offered Shares on the terms of the Offer at a closing as provided in clause (iv) of this Section 4(l), by delivering to the Corporation a written notice to that effect (the "Acceptance Notice"). If the holders of the Preferred Shares elect in the aggregate to purchase a number Offered Shares in excess of the number actually offered, such purchases shall be made pro rata based upon the number of Preferred Shares owned up to the number of Offered Shares elected to be purchased in such holder's Acceptance Notice.

                (iii) The Corporation may, up to and including the date specified in the Offering Notice but not more than 90 days after the expiration of the applicable Option Period, sell any Offered Shares which the holders of the Preferred Shares do not agree to purchase in the Acceptance Notice, provided that none of the terms of such purchase are more favorable to the purchasers than were set forth in the Offering Notice; provided, further, that the Corporation is permitted to sell such Offered Shares on terms (the "Revised Terms") more favorable to the purchasers than were set forth in the Offering Notice if the Corporation shall provide to the holders of the Preferred Shares the opportunity to purchase such Offered Shares on the Revised Terms. The holders of Preferred Shares shall have three Business Days from the date on which the holders of the Preferred Shares receive from the Corporation the Revised Terms and the definitive instruments pursuant to which such Offered Shares would be sold to notify the Corporation as to their desire to accept the Revised Terms. If the Revised Terms are so accepted, the transaction provided thereby shall be consummated at a closing to be held as provided in clause (iv). If the holders of the Preferred Shares shall fail to respond to the Revised Terms within such three Business Day period, the Corporation may sell, within 90 days, any of the Offered Shares, provided that such sale is documented by such definitive instruments on terms, none of which are more favorable to the purchasers then were provided for in the Revised Terms. If such sale is not consummated by such date, the restrictions provided for herein shall again become effective, and no transfer of such Offered Shares may be made thereafter by the Corporation without again offering the same to the holders of the Preferred Shares in accordance with this Section 4(l).

                        (iv) The closing for the purchase of the Offered Shares under this Section 4(l) shall be held at 10 a.m. at the principal offices of the Corporation, on the date specified in the Offering Notice (the "Closing Date"), which date shall be not earlier than 30 nor later than 90 days after the expiration of the applicable Option Period. The purchase price and all other terms for such purchase of the Offered Shares shall be as set forth in the Offering Notice.


                Section 5.       Preferred Share --Redemption.

                (a) The Corporation may, at its option, to the extent it shall have Legally Available Funds therefor, redeem all (but not less than all) of the outstanding Preferred Shares, at any time on or after the date which is the fifth anniversary of the original date of issuance of Preferred Shares.

                (b) The option of the Corporation to redeem the Preferred Shares pursuant to this Section 5 shall be exercised by mailing of a written notice of election by the Corporation to the holders of the Preferred Shares at such holder's address appearing the records of the Corporation, which notice shall be sent at least 30 days prior to the date specified therein for the redemption of the Preferred Shares.

                (c) During the period beginning on the date on which each holder of the Preferred Shares receives such a written notice of election pursuant to subsection (b) above and ending on the thirtieth day following the mailing of such notice, each holder of the Preferred Shares may exercise its rights pursuant to Section 7 herein.

                (d) Upon the thirtieth day following the receipt by the holder of the Preferred Shares of a written notice of election pursuant to subsection (b) above, the Corporation shall be required, unless such holder of Preferred Shares has exercised its rights pursuant to subsection (c) above, to purchase from such holder of Preferred Shares (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share), such Preferred Shares, at a price equal to the product of (i) $18.50 per share (the "Liquidation Value") plus accrued and unpaid dividends (accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to the following percentage of the Liquidation Value:

Redemption Occurs
On or After        But Prior to               % Premium
- -----------        ------------               ---------
August 15, 2001              August 14, 2002  6.0
August 15, 2002              August 14, 2003  5.0
August 15, 2003              August 14, 2004  4.0
August 15, 2004              August 14, 2005  3.0
August 15, 2005              August 14, 2006  2.5
August 15, 2006              August 14, 2007  2.0
August 15, 2007              August 14, 2008  1.5
August 15, 2008              August 14, 2010  1.0
August 15, 2010                               0.0

and (ii) the number of Preferred Shares held by such holder to be redeemed.

     (e) No Preferred Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereof) is paid or made available for payment to the holder thereof. On such date all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall not be deemed to be outstanding.

     (f) In addition to the redemption provisions set forth in this Section 5, if a Change of Control occurs, the Corporation will have the right to redeem the Preferred Shares as provided in Section 8(a).

     Section 6. Preferred Shares -- Liquidation, Dissolution or Winding Up.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, then out of the assets of the Corporation before any distribution or payment to the holders of shares of capital stock of the Corporation ranking junior to the Preferred Shares (as to dividends or upon liquidation, dissolution or winding up), the holders of the Preferred Shares shall be entitled to be paid the Liquidation Value plus accrued and unpaid dividends (or a pro rata portion thereof with respect to fractional shares) on a pro rata basis with any other shares of Capital Stock of the Corporation that are pari passu as to liquidation, dissolution or winding up, as permitted under Section 4(i); provided, however, that if such liquidation, dissolution or winding up of the Corporation occurs in connection with or subsequent to a Change of Control (as defined in Section 7(d)), then the holders of the Preferred Shares shall be entitled to be paid the Change of Control Payment (as defined in Section 8(a)). In the event of any liquidation, dissolution or winding up of the Corporation, the Corporation by resolution of the Board shall, to the extent of any Legally Available Funds therefor, to the extent not already declared, declare a dividend on the Preferred Shares payable before any distribution is made to any holders of shares of Capital Stock of the Corporation ranking junior to the Preferred Shares (as to dividends or upon liquidation, dissolution or winding up) in an amount equal to the accrued and unpaid dividends on the Preferred Shares up to and including the date of such liquidation, dissolution or winding up and, if the Corporation does not have sufficient Legally Available Funds to pay all dividends in cash so accrued, an amount in cash equal to any remaining accrued and unpaid dividends, calculated at the rate or rates provided in Section 2, shall be added to the amount to be received by the holders of the Preferred Shares for such Preferred Shares upon such liquidation, dissolution or winding up. Except as provided in this Section 6, the holders of the Preferred Shares shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up.

     (b) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Preferred Shares shall be insufficient to permit payment in full to such holders the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Preferred Shares shall be distributed among and paid to the holders of Preferred Shares, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.


     Section 7. Preferred Shares -- Conversion.

     (a) The holder of any Preferred Shares may, in its sole and absolute discretion, convert all, but not less than all if such holder of Preferred Shares holds less than 100,000 Preferred Shares, or if such holder holds more than 100,000 Preferred Shares, not less than 100,000, of its Preferred Shares into shares of Common Stock; provided, however, that if the Preferred Shares to be converted have been previously registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, there shall be no requirement as to the number of Preferred Shares required to be converted by a holder of Preferred Shares.

     (b) The option of the holder of any Preferred Shares to exercise its rights pursuant to this Section 7 shall be exercised by the delivery of a written notice of election by such holder to the Corporation, which notice shall state the date on which such election is to be effective (the "Effective Date") and shall be delivered on a date not less than five (seven if the Corporation has sent a notice pursuant to Section 8(a)) nor more than sixty days prior to the Effective Date. Such notice of election shall also state the number of Preferred Shares to be converted. A notice of election, once delivered, may be rescinded up to five days prior to the Effective Date.

     (c) Upon the Effective Date the holder of Preferred Shares to be converted pursuant to this Section 7 shall be entitled to receive, in exchange for the Preferred Shares to be converted, the number of shares of Common Stock determined by dividing the number of Preferred Shares to be converted by the "Conversion Ratio." The "Conversion Ratio" with respect to any Preferred Shares will be equal to (i) 1.08 if such Effective Date occurs on or prior to August 14, 1997, and (ii) 1.00 if such Effective Date occurs on or after August 15, 1997; provided, however, that the Conversion Ratio shall be 1.00 at any time after the occurrence of a Change of Control of the Corporation.

     (d) "Change of Control" means each occurrence of any of the following:
(i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the aggregate outstanding voting power of capital stock of the Corporation (other than by the Corporation) or of Ambassador Apartments, L.P. (other than by the Corporation), other than the acquisition of beneficial ownership of the Preferred Shares or the Common Stock received upon conversion thereof; (ii) other than with respect to the election, resignation or replacement of the Preferred Directors, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote, prior to or concurrently with the new director being elected, of the majority of the directors of the Corporation then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; (iii) the Corporation ceases to be the sole general partner of Ambassador Apartments, L.P.; (iv) (A) the Corporation or Ambassador Apartments, L.P. consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of their respective assets (including, but not limited to, real property investments) to any individual or entity (other than the Corporation), or (B) any corporation consolidates with or merges into the Corporation, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting capital stock of the Corporation is reclassified or changed into or exchanged for cash, securities (unless the holders of the exchanged securities of the Corporation immediately prior to such transaction hold immediately after such transaction at least 75% of the securities into which such exchange was made) or other property; or (v) the Corporation becomes a "Pension-held REIT" as defined in Section 856(h)(3)(D) of the Internal Revenue Code of 1986, as amended, other than as a result of any action, or unreasonable failure to act, by the holders of Preferred Shares.

     (e) The Corporation shall at all times when Preferred Shares shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. Before taking any action which would cause an adjustment increasing the Conversion Ratio such that Common Stock issuable upon the conversion of the Preferred Shares would be issued below the par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessble shares of Common Stock at such adjusted Conversion Ratio.

     (f) All shares of Common Stock that are delivered upon conversion of the Preferred Shares shall be validly issued, fully paid and nonassessable.

     (g) If, after the date hereof, the Corporation, directly or indirectly,
(i) pays a dividend, or makes any other distribution, on its Common Stock in shares of its Common Stock, (ii) subdivides the outstanding Common Stock into a greater number of shares (by reclassification or otherwise than by a dividend or distribution referred to in clause (i)) or (iii) combines the outstanding Common Stock into a lesser number of shares, in each such case, the Conversion

Ratio in effect at the record date for the dividend or distribution or the effective date of the subdivision or combination, will be adjusted so that, upon the conversion of Preferred Shares after the record date or effective date with respect to a specified number of shares of Common Stock, the holder will receive the number and kind of shares which the holder would have received if the holder had converted the Preferred Shares with respect to that number of shares of Common Stock immediately before the first of those events and retained all the shares and other securities which the holder received as a result of each of those events.

           (h) (i) In the event the Corporation or any subsidiary or subpartnership shall, directly or indirectly, declare or pay any dividend (other than a Regularly Quarterly Dividend, or dividends in the form of shares of Common Stock or other securities), or make any distribution in cash or property (other than shares of Common Stock or other securities), to holders of the Common Stock (whether in connection with a merger or consolidation in which the Corporation is the surviving or continuing corporation, exchange of securities, sale of assets, plan of liquidation, reorganization, restructuring, recapitalization or reclassification or otherwise), each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of any such distribution that it would have owned or been entitled to receive had such Preferred Shares been converted in accordance with
      Section 7(c) immediately prior to such distribution or related record date, as the case may be.

               (ii) In the event the Corporation or any subsidiary or subpartnership shall, directly or indirectly, issue to holders of the Common Stock, as such (whether in connection with a merger or consolidation in which the Corporation is the surviving or continuing corporation, exchange of securities, sale of assets, plan of liquidation, reorganization, restructuring, recapitalization, reclassification or otherwise), any capital stock or any other securities or issue any rights, warrants, options or other securities convertible into or exercisable for any underlying security ("Distributable Securities") each holder of Preferred Shares shall receive concurrently with the receipt by holders of the Common Stock the kind and amount of any such Distributable Securities that it would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such issuance or related record date, as the case may be.

     (i) In the event, pursuant to the Contribution Agreement among the Corporation, Ambassador Apartments, L.P., The Prime Group, Inc., Prime Group Limited Partnership and Richard F. Cavenaugh, the Corporation or any subsidiary or subpartnership shall, directly or indirectly, issue securities or partnership interests or issue any rights, warrants, options or other securities convertible into or exercisable for Common Stock, including, but not limited to, Subsidiary Partnership Interests, as a result of meeting certain Performance Criteria (as defined in such Contribution Agreement) the Conversion Ratio shall be adjusted such that the holder of a Preferred Share would receive upon conversion of such Preferred Share an amount of shares of Common Stock such that the ratio of the number of shares received upon conversion to the number of shares of Common Stock on a fully diluted basis (determined on the basis of then convertible, exercisable or exchangeable securities, warrants or options issued by the Company or the Partnership) would be the same as if such Preferred Share had been converted immediately prior to such event.

     (j) In case any other corporate event or transaction of the Corporation, outside the ordinary course of business consistent with past practice, similar in effect but not specified in Section 7(g), 7(h) or 7(i) occurs which equitably requires an antidilutive adjustment to the Preferred Shares, the Corporation and the holders of the Preferred Shares shall consult with each other in good faith and mutually agree upon appropriate adjustments so that the property (including securities) to be received by a holder of Preferred Shares upon the conversion of the Preferred Shares after the effective date of such event, shall be substantially similar, as nearly as practicable, to those to which a holder would have been entitled had such holder converted the Preferred Shares held by such holder immediately prior to such event.

     (k) No adjustment pursuant to this Section 7 shall be required until cumulative adjustments result in a concomitant change of 1% or more of the number of shares of Common Stock to be received upon conversion of a Preferred Share; provided, however, that any adjustments that by reason of this Section 7(k) are not required to be made shall be carried forward and taken into account in the earlier of (i) any subsequent adjustment and (ii) conversion. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the Conversion Ratio pursuant to this Section 7 shall be made for cash dividends.

           (l) In the event that:

                  (i) the Corporation takes any action that would require an adjustment in the Conversion Ratio,

                  (ii) the Corporation declares or distributes any dividend, distribution, security, instrument or other rights to its shareholders (other than regular quarterly cash dividends) that would require an adjustment in the Conversion Ratio pursuant to
               Section 7(h),

                  (iii) the Corporation consolidates or merges with, or
               transfers all or substantially all of its assets to, or makes any statutory exchange of securities with, another corporation or engages in any reorganization, restructuring, recapitalization, reclassification of capital stock or other similar transactions, or

                  (iv) there is a dissolution or liquidation or other winding up of the Corporation,

each holder of Preferred Shares shall, to the extent practicable, be granted the opportunity to convert some or all of such Preferred Shares prior to the record date for, or the effective date of, the action or transaction so that such holder may receive the rights, warrants, securities or assets that a holder of shares of the Common Stock on that date. Therefore, to the extent practicable, not later than 20 days prior to the earliest of the proposed record or effective date, as the case may be, or any other applicable date with respect to any of the foregoing actions or transactions (including the date, if any is to be fixed, as of which holders of Common Stock shall be entitled to convert their shares of Common Stock for securities or other property deliverable upon any such merger, consolidations, reorganization, restructuring, recapitalization, reclassification, transfer, dissolution, liquidation or winding up) the Corporation shall give the holder a notice stating such proposed record or effective date, as the case may be, or such other applicable date. All notices to a holder of Preferred Shares shall be deemed given only upon the earlier of (i) the date when received by the holder or (ii) three days after the Corporation has sent such notice. Conversion shall, however, be conditioned upon the actual occurrence of the event giving rise to the right of conversion.


     Section 8. Preferred Shares -- Change of Control Offer.

     (a) In addition to the redemption provisions of Section 5, if an event or transaction will result in a Section 8(a) Change of Control (as defined herein), the Corporation may, at its option, to the extent it shall have Legally Available Funds therefor, redeem all (but not less than all) of the outstanding Preferred Shares on this date of such Section 8(a) Change of Control. The right of the Corporation to redeem the Preferred Shares pursuant to this Section 8(a) shall be exercised by mailing a written notice of election by the Corporation to the holders of Preferred Shares at such holder's address appearing in the records of the Corporation, to the extent practicable, not less than 30 days prior to the date of the Section 8(a) Change of Control. During the period beginning on the date such notice is mailed and ending on the date seven days prior to the date of such Section 8(a) Change of Control, each holder of Preferred Shares may exercise its rights pursuant to Section 7 herein (which exercise shall, unless otherwise indicated, be conditioned upon the occurrence of the specified Section 8(a) Change of Control). On the date of the Section 8(a) Change of Control, the Corporation shall be required, unless such holder of Preferred Shares has exercised its right to convert pursuant to the prior sentence, to purchase from such holder of Preferred Shares (upon surrender by such holder at the Corporation's principal office of the certificate representing such share), such Preferred Shares, at a price equal to the product of (i) $19.98 plus accrued and unpaid dividends (accrued through the date of payment for redemption or the date such payment is made available) (or if less the amount determined using the formula set forth in Section 5(d)(i)) and (ii) the number of Preferred Shares held by such holder to be redeemed. No Preferred Share is entitled to any dividends accruing after the date on which the payment for such share is paid or made available for payment to the holder thereof.

     (b) A "Section 8(a) Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 33% of the aggregate outstanding voting power of capital stock of the Corporation (other than by the Corporation) or of Ambassador Apartments, L.P. (other than by the Corporation), other than the acquisition of beneficial ownership of the Preferred Shares or the Common Stock received upon conversion thereof; or (ii) (A) the Corporation or Ambassador Apartments, L.P. consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of their respective assets (including, but not limited to, real property investments) to any individual or entity (other than the Corporation), or (B) any corporation consolidates with or merges into the Corporation, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting Capital Stock of the Corporation is reclassified or changed into or exchanged for cash, securities (unless the holders of the exchanged securities of the Corporation immediately prior to such transaction hold immediately after such transaction at least 67% of the securities into which such exchange was made) or other property.


           (c) (i) If a Change of Control occurs and the Corporation has not exercised its rights pursuant to Section 5(a), each holder of Preferred Shares will have the right to require that the Corporation, to the extent it shall have Legally Available Funds therefor, to redeem such holder's Preferred Shares at a redemption price payable in cash in an amount equal to 102% of the Liquidation Value thereof, plus accrued and unpaid dividends, if any (the "Change of Control Payment"), to the date of purchase or the date payment is made available (the "Change of Control Payment Date"), pursuant to the offer described in subsection (ii) below (the "Change of Control Offer").

               (ii) Within 15 days following the Company becoming aware that an event has occurred that has resulted in any Change of Control, the Corporation shall mail a notice to each holder of Preferred Shares, at such holder's address appearing in the records of the Corporation, stating (A) that a Change of Control has occurred and that such holder has the right to require the Corporation to redeem such holder's Preferred Shares in cash, (B) the date of redemption (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (C) the redemption price for the redemption, and (D) the instructions determined by the Corporation, consistent with this subsection, that a holder must follow in order to have its Preferred Shares redeemed.

               (iii) On the Change of Control Payment Date, the Corporation will, to the extent lawful, accept for payment Preferred Shares or portions thereof tendered pursuant to the Change of Control Offer and pay an amount equal to the Change of Control Payment in respect of all Preferred Shares or portions thereof so tendered. The Corporation shall promptly mail to each holder of Preferred Shares to be redeemed payment in an amount equal to the redemption price for such Preferred Shares.

               (iv) Notwithstanding anything else herein, to the extent they are applicable to any Change of Control Offer, the Corporation will comply with Section 14 of the Exchange Act and the provisions of Regulation 14D and 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations and all-time periods and requirements shall be adjusted accordingly.

     Section 9. Preferred Shares -- Breach of Certain Covenants.

     (a) In the event that the Corporation breaches any of its obligations under Sections 4, 5, 6 or 7 of the Supplemental Agreement, dated as of the date of the initial issuance of the Preferred Shares, among the Corporation, Ambassador Apartments, L.P. and Five Arrows Realty Securities L.L.C., and, with respect to a breach of Section 5 of the Supplemental Agreement, the Corporation has not cured such breach within 30 days of obtaining knowledge thereof, each holder of Preferred Shares will have the right to require no later than 60 days after notice from the Corporation of such breach (and the expiration of the cure period, if applicable) that the Corporation, to the extent it has Legally Available Funds therefor, redeem such holder's Preferred Shares at a redemption price payable in cash in an amount equal to 100% of the Liquidation Value thereof, plus accrued and unpaid dividends, if any (the "Breach of Covenant Payment"), to the date of redemption (the "Breach of Covenant Payment Date").

     (b) In order to receive such Breach of Covenant Payment, the holder of Preferred Shares must send a notice (the "Breach of Covenant Payment Notice") to the Corporation. The Breach of Covenant Payment Notice shall specify the number of Preferred Shares to be redeemed and Breach of Covenant Payment Date. The Breach of Covenant Payment Notice shall be sent to the Corporation not less than ten (10), or more than thirty (30), prior to the Breach of Covenant Payment Date.

     (c) On the Breach of Covenant Payment Date, the Corporation will, to the extent lawful, accept for payment Preferred Shares or portions thereof as specified in the related Breach of Covenant Payment Notice and pay an amount equal to the Breach of Covenant Payment in respect of such Preferred Shares or portions thereof. The Corporation shall promptly mail to each holder of Preferred Shares so accepted payment in an amount equal to the redemption price for such Preferred Shares.

     Section 10. Preferred Shares -- Ownership Limitations.

     (a) Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 10(a) shall have, for all purposes of Section 10, 11 and 12 of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     "ACQUIRE" shall mean the acquisition of Beneficial Ownership or Constructive Ownership of shares of Capital Stock by any means including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner, as defined below. The term "Acquisition" shall have the correlative meaning.

     "AFFILIATE" shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

     "AGGREGATE STOCK OWNERSHIP LIMIT" shall mean 9.9% (in value) of the aggregate of the outstanding shares of Capital Stock. The number and value of shares of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

     "BENEFICIAL OWNERSHIP" shall mean ownership of Capital Stock by a Person who is or would be treated as an actual owner of such shares of Capital Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section

856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms "Beneficial Owner," Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     "BENEFICIARY" shall mean a beneficiary of the Trust as determined pursuant to Section 11(f).

     "CAPITAL STOCK" shall mean all classes or series of capital stock of the Corporation including, without limitation, Common Stock, Preferred Stock, Preferred Shares, Excess Stock and Excess Class A Preferred.

     "CLOSING PRICE" with respect to any class or series of Capital Stock on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asking prices as furnished by a professional market maker selected by the Board of Directors and making a market in such Capital Stock.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "COMMON STOCK OWNERSHIP LIMIT" shall mean 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock and the outstanding shares of Excess Common Stock. The number and value of outstanding shares of Common Stock and Excess Common Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

     "CONSTRUCTIVE OWNERSHIP" shall mean ownership of Capital Stock by a Person who is or would be treated as an actual owner of Capital Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms "Constructive Owner," Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

     "CONVERSION" shall mean a conversion of shares of Preferred Stock into Common Stock.

     "CONVERSION HOLDER" shall mean any Person who becomes the Beneficial Owner or Constructive Owner of Common Stock in excess of the Common Stock Ownership Limit by reason of the Conversion of shares of any series of Preferred Stock which are convertible into Common Stock.

     "EXCESS CLASS A PREFERRED DESIGNATION PERIOD" shall have the meaning set forth in Section 11(f).

     "EXCESS CLASS A PREFERRED LIMITATION PRICE" shall mean the lesser of (A) in the case of Excess Class A Preferred resulting from a Transfer or Acquisition for value, the price per share that the Purported Beneficial Transferee paid for the Preferred Shares in the purported Transfer or Acquisition that resulted in the issuance of the Excess Class A Preferred, or, in the case of Excess Class A Preferred resulting from (1) a Transfer or Acquisition other than for value (such as a gift, devise or similar transfer) or (2) an event other than a Transfer or Acquisition, a price per share equal to the Market Price of the Preferred Shares that were exchanged for such Excess Class A Preferred on the date of the purported Transfer, Acquisition or other event that resulted in the issuance of the Excess Class A Preferred, or (B) a price per share equal to the Market Price of the Preferred Shares on the date on which (i) the Corporation designates a Beneficiary pursuant to Section 11(f), or (ii) the Corporation, or its designee, accepts the offer to sell pursuant to Section 11(g).

     "EXCESS CLASS A PREFERRED" shall have the meaning set forth in Section 11(a) hereof.

     "EXCESS COMMON STOCK" shall mean the Excess Common Stock, $.01 par value per share, of the Corporation.

     "EXCESS PREFERRED STOCK" shall mean the Excess Preferred Stock, $.01 par value of the Corporation.

     "EXCESS STOCK" shall mean the excess stock, $.01 par value per share, of the Corporation, and includes Excess Common Stock, Excess Preferred Stock and Excess Class A Preferred.

     "INITIAL ISSUE DATE" shall mean the date that the Preferred Shares are first issued by the Corporation.

     "MARKET PRICE" on any date shall mean, with respect to any class or series of outstanding Capital Stock, the average of the Closing Price for such Capital Stock for the five consecutive Trading Dates ending on such date, or, if there is no market in such Capital Stock, the fair market value thereof as determined by the Board of Directors of the Corporation.

     "PERSON" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "PREFERRED SHARE AFFECTED PERSONS" shall have the meaning set forth in
Section 10(c)(iii).

     "PREFERRED SHARE CONSTRUCTIVE OWNERSHIP EVENT" shall have the meaning set forth in Section 10(c)(iii).

     "PREFERRED STOCK" shall mean the preferred stock, $.01 par value per share, of the Corporation, of which the Preferred Shares are a series.

     "PURPORTED BENEFICIAL HOLDER" shall mean, with respect to any event other than a purported Transfer or Acquisition which results in Excess Stock (inclusive of Excess Class A Preferred), the person for whom the applicable Purported Record Holder held the shares of Capital Stock (inclusive of Preferred Shares) that were, pursuant to Section 10(c), automatically exchanged for shares of Excess Stock upon the occurrence of such event. The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

     "PURPORTED BENEFICIAL TRANSFEREE" shall mean, with respect to any purported Transfer or Acquisition which results in Excess Stock (inclusive of Excess Class A Preferred), the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Capital Stock (inclusive of Preferred Shares) if such Transfer or Acquisition had not violated the provisions of Section 10(c). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

     "PURPORTED RECORD HOLDER" shall mean, with respect to any event other than a purported Transfer or Acquisition which results in Excess Stock (inclusive of Excess Class A Preferred), the record holder of shares of Capital Stock (inclusive of Preferred Shares) that were, pursuant to Section 10(c), automatically exchanged for shares of Excess Stock upon the occurrence of such event. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

     "PURPORTED RECORD TRANSFEREE" shall mean, with respect to any purported Transfer or Acquisition which results in Excess Stock (inclusive of Excess Class A Preferred), the Person who would have been the record holder of the Capital Stock if such Transfer or Acquisition had not violated the provisions of Section 10(c). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

     "REIT" shall mean a real estate investment trust within the meaning of
Section 856 of the Code.

     "RESTRICTION TERMINATION DATE" shall mean the first day on which the Corporation determines pursuant to Section 5.1 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and the Transfer or Acquisition of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

     "SPECIAL TRIGGERING EVENT" shall mean either (i) the election by one or more holders of any series of Preferred Stock (including the Preferred Shares) convertible into Common Stock to convert all or a portion of such Preferred Stock into shares of Common Stock, (ii) the redemption or purchase by the Corporation of all or a portion of the outstanding shares of Capital Stock or
(iii) a change in the relative values of classes of Capital Stock.

     "TRADING DAY" with respect to any class or series of Capital Stock shall mean a day on which the principal national securities exchange on which the applicable Capital Stock is listed or admitted to trading is open for the transaction of business or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, shall mean any Business Day.

     "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), in each case whether voluntary or involuntary, whether of record of Beneficially Owned or Constructively Owned (including, without limitation, Transfers of interests in other entities which result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock), and whether by operation of law or otherwise. "Transferring" and "Transferred" shall have the correlative meaning.

     "TRUST" shall mean each of the trusts provided for in Section 11(b).

     "TRUSTEE" shall mean the Corporation, acting as trustee for any of the Trusts, or any successor trustee appointed by the Corporation.


     (b) Charter Terms. So long as Preferred Shares are outstanding, without the consent of the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy, at a meeting called for that purpose at which the holders of the Preferred Shares shall vote separately as a class, or by unanimous written consent in writing of all holders of the Preferred Shares, the Corporation will not effect or validate any amendment, alteration or repeal of any Section of the Charter, so as to increase in any respect the restrictions or limitations on ownership applicable to the Preferred Shares (as such and not inclusive of the Common Stock issuable upon conversion thereof) pursuant thereto. It is not the intent that, and is in no event shall, the terms of Section 10 or 11 of these Articles Supplementary alter, amend or modify any of the restrictions or limitations on ownership applicable to any Capital Stock of the Corporation, other than to the extent that terms of the Preferred Shares and Excess Class A Preferred are established and set by these Articles Supplementary, and then only insofar as such terms, as applied to the Preferred Shares or Excess Class A Preferred, are in addition to, or not in conflict with, those terms established in the Charter for terms of the Capital Stock.. Without limiting the generality of the foregoing, in no event shall the terms of Sections 10 or 11 of these Articles Supplementary be deemed to modify or amend the restrictions or limitations on ownership contained in Sections 4.5.5 through 4.5.11 of the Charter, exclusive of these Articles Supplementary, as applied to the Common Stock or any Beneficial or Constructive Owner or Ownership thereof.

     (c) Aggregate Stock Ownership Limitation.

           (i) During the period commencing on the Initial Issue Date and prior to the Restriction Termination Date:

                 (A) (x) Except as provided in Section 10(i), no Person other than a Conversion Holder shall Acquire or Beneficially or Constructively Own any shares of Capital Stock, if, as the result of such Acquisition or Beneficial or Constructive Ownership, such Person shall Beneficially or Constructively Own shares of Capital Stock in excess of the Common Stock Ownership Limit; provided, however, a Conversion Holder shall only be permitted to Acquire or Beneficially Own or Constructively Own shares of Common Stock in excess of the limitation provided herein to the extent that such Beneficial or Constructive Ownership was caused by a Conversion of Preferred Stock into Common Stock; and

                          (y) Except as provided in Section 10(i), no Person,
            including but not limited to a Conversion Holder, shall Acquire or Beneficially or Constructively Own any shares of Preferred Stock (inclusive of the Preferred Shares) or Common Stock in excess of the Aggregate Stock Ownership Limit; and

                 (B) No Person shall Acquire or Beneficially or Constructively
            Own shares of Capital Stock to the extent that such Acquisition or Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of
            Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, an Acquisition or Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

            (ii) If, during the period commencing on the Initial Issue Date and prior to the Restriction Termination Date, any Transfer or Acquisition of Preferred Shares (other than a Transfer or Acquisition to which Section 10(c)(iii) applies) (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system), occurs which, if effective, would result in any Person Acquiring Preferred Shares in violation of Section 10(c)(i) hereof, (A) then that number of Preferred Shares being Transferred or Acquired that otherwise would cause such Person to violate
            Section 10(c)(i) hereof (rounded up to the nearest whole share) shall be automatically converted into and exchanged for an equal number of shares of Excess Class A Preferred, effective as of the close of business on the Business Day prior to the date of such Transfer or Acquisition, and such Person shall acquire no rights in such shares or (B) if the conversion to, and exchange for, shares of Excess Class A Preferred described in clause (A) of this sentence would not be effective for any reason to prevent any Person from Acquiring or Transferring Preferred Shares in violation of Section 10(c)(i) hereof, then the Transfer or Acquisition of that number of Preferred Shares that otherwise would cause any Person to violate
            Section 10(c)(i) hereof shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Shares.

            (iii) If, during the period commencing on the Initial Issue Date and prior to the Restriction Termination Date, a change in the relationship between two or more Persons ("Preferred Share Affected Person") results in any of such Preferred Share Affected Person Beneficially or Constructively Owning Preferred Shares in violation of Section 10(c)(i) hereof because of the application of Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code) or Section 544 of the Code (as modified by Section 856(h)(1)(B) of the Code) (a "Preferred Share Constructive Ownership Event"), then that number of Preferred Shares Beneficially or Constructively Owned by the Preferred Share Affected Person (rounded up to the nearest whole share) that would otherwise cause a violation of
            Section 10(c)(i) hereof, shall be automatically converted into and exchanged for an equal number of shares of Excess Class A Preferred, effective as of the close of business on the Business Day prior to such Preferred Share Constructive Ownership Event, and such Person or Persons shall acquire no rights in such shares.

            (iv) If, during the period commencing on the Initial Issue Date and prior to the Restriction Termination Date, a Special Triggering Event (if effective) or other event or occurrence (if effective), other than a Transfer or Acquisition described in Section 10(c)(ii) or a Preferred Share Constructive Ownership Event described in
            Section 10(c)(iii), would result in any violation of Section 10(c)(i) hereof, then (A) the number of Preferred Shares (rounded up to the nearest whole share) that would (but for this Section 10(c)(iv)) cause any Person to Beneficially or Constructively Own Capital Stock in violation of Section 10(c)(i) hereof, shall be automatically repurchased by the Corporation from the actual owner of such shares of Capital Stock, effective as of the close of business on the Business Day prior to the date of such Special
            Triggering Event or other event or occurrence;   (B) if the
            automatic repurchase described in clause (A) of this Section 10(c)(iv) would not be effective for any reason to prevent any Person from Beneficially or Constructively Owning shares of Capital Stock in violation of Section 10(c)(i) hereof, then the number of Preferred Shares (rounded up to the nearest whole share) that otherwise would cause any Person to violate Section 10(c)(i) shall be automatically converted into and exchanged for an equal number of shares of Excess Class A Preferred effective as of the close of business on the Business Day prior to the date of such Special Triggering Event or other event or occurrence, and the actual owner shall retain no rights in the Preferred Shares so converted; or (C) if the conversion to, and exchange for shares of Excess Class A Preferred described in clause (B) would not be effective for any reason to prevent any Person from Beneficially or Constructively Owning Capital Stock in violation of Section 10(c)(i) hereof, then the Special Triggering Event or other event or occurrence that otherwise would cause such Person to violate Section 10(c)(i) shall be void ab initio. The repurchase price of Preferred Share automatically repurchased pursuant to clause (A) of this Section 10(c)(iv) shall be a price per share equal to the

            Market Price on the date of the Special Triggering Event or other event or occurrence that resulted in the automatic repurchase. Dividends which were accrued but unpaid with respect to the repurchased Preferred Shares as of the date of the Special Triggering Event or other event or occurrence that resulted in the repurchase shall be paid to the actual owner of the Preferred Shares prior to the repurchase. Any dividend or other distribution paid after the Special Triggering Event or other event or occurrence that resulted in the repurchase, but prior to the discovery of the Corporation that Preferred Shares have been automatically repurchased by the Corporation shall be repaid to the Corporation upon demand and any dividend declared but unpaid shall be rescinded as void ab initio with respect to such Preferred Shares.

            (v) Subject to Section 12(a) hereof, notwithstanding any other provisions contained in this Section 10, during the period commencing on the Initial Issue Date and prior to the Restriction Termination Date, any Transfer or Acquisition of Preferred Shares (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Shares.

     (d) Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has in either case in respect of the Preferred Shares taken place that results in a violation of Section 10(c) hereof, or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any Preferred Shares in violation of Section 10(c) hereof, (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable, subject to Section 12(a) hereof, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers or, in the case of an event other than a Transfer, Beneficial or Constructive Ownership, in violation of Section 10(c) hereof, shall automatically result in the exchange for Excess Class A Preferred described in Section 10(c) or the automatic repurchase described in Section 10(c)(iv), as applicable, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

     (e) Notice of Restricted Transfer. Any Person who Acquires or attempts or intends to Acquire shares of Preferred Shares in violation of Section 10(c), or any Person who is a transferee of Preferred Shares in a Transfer or is otherwise affected by an event other than a Transfer that results in, in respect of any Preferred Shares, a violation of Section 10(c), shall immediately give written notice to the Corporation of such Acquisition or Transfer or other event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Acquisition, Transfer or attempted, intended or purported Acquisition, Transfer or other event on the Corporation's status as a REIT.

     (f) Owners Required to Provide Information. From the Initial Issue Date to the Restriction Termination Date:

            (i) every Beneficial Owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Preferred Shares of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Preferred Shares and other shares of the Capital Stock of the Corporation Beneficially or Constructively Owned, and a description of the manner in which such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; and

            (ii) each Person who is a Beneficial or Constructive Owner of Preferred Shares and each Person (including the stockholder of record) who is holding Preferred Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

     (g) Remedies Not Limited. Nothing contained in this Section 10 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interest of its stockholders in preserving the Corporation's status as a REIT.

     (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 10, Section 11 or any definition contained herein or otherwise in the Charter of the Corporation, the Board of Directors shall have the power to determine the application of the provisions of this
Section 10 or Section 11 with respect to any situation based on the facts known to it. In the event Section 10 or 11 requires an action by the Board of Directors and these Articles Supplementary or the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 10 or 11. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), the shares to be affected by the remedies set forth in Sections 10(c)(ii), (iii), and (iv) shall be as follows: (1) if a Person would have (but for the remedies set forth in Section 10(c)(ii), (iii), and (iv) as applicable) Acquired Preferred Shares in violation of Section 10(c)(i) hereof, such remedies (as applicable) shall apply first to the shares which, but for such remedies, would have been Acquired and actually owned by such Person, second to shares which, but for such remedies, would have been Acquired by such Person and which would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares based upon the relative value of the shares held by each such Person; and (2) if a Person is in violation of Section 10(c)(i) hereof, as a result of an event other than an Acquisition of Preferred Shares by such Person, the remedies set forth in Section 10(c)(ii), (iii), or (iv) (as applicable) shall apply first to shares which are actually owned by such Person and second to shares which are Beneficially or Constructively Owned (but not actually owned) by such

Person, pro rata among the Persons who actually own such shares based upon the relative value of the shares held by each such Person.

         (i) Exceptions.

     (i) The Board of Directors, in its sole discretion, may exempt a Person from the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (but not from the limitations set forth in Section 10(c)(i)(B) hereof), if (A) such Person is not (1) an individual for purposes of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, or (2) treated as the owner of such stock for purposes of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 10(c), (B) such Person does not and represents that it will not own, actually or Constructively, shares of Capital Stock to the extent that such Actual or Constructive Ownership of Capital Stock would result in the Corporation being "closely-held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, an Acquisition or Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant) and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact, and (C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 10(c) through
Section 10(h) hereof will result in such Preferred Shares being exchanged for Excess Class A Preferred or automatically repurchased in accordance with
Section 10(c) hereof.

       (ii) Prior to granting any exception pursuant to Section 10(i)(i), the Board of Directors shall require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

       (iii) Subject to Section 10(c)(i)(A), an underwriter which participates in a public offering or private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may acquire or Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement and for a period not exceeding 90 days.

     (j) Legend. Each certificate for Preferred Shares shall bear a legend in substantially the following form:

"The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Charter of the Corporation, no Person may (i) (other than, subject to certain limitations, a Conversion Holder) Beneficially or Constructively Own shares of Common Stock in excess of 9.9% of the outstanding Common Stock; (ii) Beneficially or Constructively Own shares of Capital Stock (including the Common Stock, Preferred Stock and Excess Stock) which have an aggregate value greater than 9.9% of the total outstanding Capital Stock; (iii) Beneficially or Constructively Own shares of Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; or (iv) Transfer or Acquire shares of Capital Stock if such Transfer or Acquisition would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in violation of the above restrictions must immediately notify the Corporation. If any of the restrictions on Transfer or ownership applicable to the Class A Senior Cumulative Convertible Preferred Stock are violated, the shares of Class A Senior Cumulative Convertible Preferred Stock represented hereby will be automatically exchanged for shares of Excess Class A Preferred Stock which will be held in trust by the Corporation or in certain circumstances will be automatically repurchased by the Corporation. Excess Class A Preferred Stock has no dividend rights, no conversion rights and no voting rights, and the Corporation has a right to acquire Excess Class A Preferred Stock under certain circumstances. In addition, the Corporation may repurchase shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions set forth in the Charter of the Corporation shall be void ab initio. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of each class of Capital Stock. All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each holder of Class A Senior Cumulative Convertible Preferred Stock who so requests."

     Section 11. Excess Class A Preferred.

     (a) Designation and Amount. The shares of such series of Excess Preferred Stock shall be designated as "Excess Class A Preferred Stock" and the number of shares constituting such series shall be 1,351,351 ("Excess Class A Preferred").

     (b) Ownership in Trust. Upon any purported Transfer or other event that results in an exchange of Preferred Shares for Excess Class A Preferred pursuant to Section 10(c), such Excess Class A Preferred shall be deemed to have been Transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of the Beneficiary or Beneficiaries to whom an interest in such Trust may later be transferred pursuant to Section 11(f). Shares of Excess Class A Preferred so held in trust shall


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


be issued and outstanding stock of the Corporation but shall not be considered issued and outstanding for purposes of any stockholder vote. The Purported Record Transferee or, in the case of Excess Class A Preferred resulting from an event other than a Transfer or Acquisition, the Purported Record Holder, shall have no rights in such Excess Class A Preferred. The Purported Beneficial Transferee or, in the case of Excess Class A Preferred resulting from an event other than a Transfer or Acquisition, the Purported Beneficial Holder, shall have no rights in such Excess Class A Preferred except as provided in Section 11(f).

     (c) Dividend Rights. Excess Class A Preferred shall not be entitled to any dividends or periodic distributions. Any dividend or distribution paid with respect to Preferred Shares which have been automatically exchanged for shares of Excess Class A Preferred prior to the discovery by the Corporation that such Preferred Shares have been exchanged for Excess Class A Preferred shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid with respect to such Preferred Shares shall be rescinded as void ab initio.

     (d) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Corporation, as holder of shares of Excess Class A Preferred in trust, shall be entitled to receive, subject to the preferential rights of holders of any senior Capital Stock (as to preference on distributions on liquidation), ratably with each other holder of Preferred Shares and Excess Class A Preferred, that portion of the assets of the Corporation available for distribution to the holders of its Preferred Shares and Excess Class A Preferred as the number of shares of the Excess Class A Preferred held by the Corporation in trust bears to the total number of Preferred Shares and Excess Class A Preferred then outstanding. The Corporation, as holder of the Excess Class A Preferred in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with Section 11(f), any such assets received in respect of the Excess Class A Preferred in any liquidation, dissolution or winding up of, or any distribution of the assets, of the Corporation.

     (e) Voting Rights. The holders of shares of Excess Class A Preferred shall not be entitled to vote on any matters (except as required by the M.G.C.L.).

     (f) Restrictions On Transfer; Designation of Beneficiary. Except as otherwise herein provided or contemplated, Excess Class A Preferred shall not be transferable. Unless the Corporation exercises its purchase rights under
Section 11(g), the Corporation, as Trustee, must, within 15 days of its receipt of Excess Class A Preferred (the "Excess Class A Preferred Designation Period") designate a Beneficiary of the Trust (which holds the number of shares of Excess Class A Preferred attributable to the purported Transfer or other event that resulted in the issuance of such Excess Class A Preferred), which designation must satisfy the following conditions: (i) the shares of Excess Class A Preferred held in the Trust would not result in a violation of Section 10(c) hereof, in the hands of the Beneficiary and (ii) the consideration received by the Purported Beneficial Transferee, or, in the case of Excess Class A Preferred resulting from an event other than a Transfer or Acquisition, the Purported Beneficial Holder, does not exceed the Excess Class A Preferred Limitation Price. Upon a permitted transfer of an interest in the Trust, the corresponding shares of Excess Class A Preferred in the Trust shall be automatically exchanged for an equal number of Preferred Shares and such Preferred Shares shall be transferred of record to the Beneficiary of the interest in the Trust designated by the Corporation in accordance with the requirements set forth in this Section 11(f). "Excess Class

A Preferred Limitation Price" shall mean the lesser of (A) in the case of Excess Class A Preferred resulting from a Transfer or Acquisition for value, the price per share that the Purported Beneficial Transferee paid for the Preferred Shares in the purported Transfer or Acquisition that resulted in the issuance of the Excess Class A Preferred, or, in the case of Excess Class A Preferred resulting from (1) a Transfer or Acquisition other than for value (such as a gift, devise or similar Transfer) or (2)an event other than a Transfer, Acquisition or other event that resulted in the issuance of the Excess Class A Preferred, or (B) a price per share equal to the Market Price of the Preferred Shares on the date on which (1) the Corporation designates a Beneficiary pursuant to Section 11(f), or (2) the Corporation, or its designee, accepts the offer to sell pursuant to Section 11(g).

     (g) Purchase Right in Excess Class A Preferred. Notwithstanding Section 11(f), shares of Excess Class A Preferred shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the Excess Class A Preferred Limitation Price. The Corporation shall have the right to accept such offer up to the end of the Excess Class A Preferred Designation Period, with payment of the Excess Class A Preferred Limitation Price due no later than 75 days after the end of the Excess Class A Preferred Designation Period.

           (h) Redemption.

                 (i) The Corporation may, at its option, to the extent it shall have Legally Available Funds therefor, redeem all (but not less than all) of the outstanding shares of Excess Class A Preferred, at any time and from time to time.

                 (ii) The option of the Corporation to redeem the Excess Class
            A Preferred pursuant to this Section 11(h) shall be exercised by the mailing of a written notice of election by the Corporation to the holders of the Excess Class A Preferred, which notice shall be sent at least 30 days prior to the date specified therein for the redemption of the Excess Class A Preferred.

                 (iii) Upon the thirtieth day following receipt by the holder of Excess Class A Preferred of a written notice of election pursuant to subsection (ii) above, the Corporation shall be required to purchase from such holder of Excess Class A Preferred (upon surrender by such holder at the Corporation's principal office of the certificate representing such shares), such Excess Class A Preferred, at a price equal to the product of (i) $18.50 per share (the "Liquidation Value") and (ii) the number of shares of Excess Class A Preferred held by such holder to be redeemed.

                 (iv) After the date on which the Liquidation Value of such share is paid or made available for payment to the holder thereof, all rights of the holder of such shares of Excess Class A Preferred shall cease, and such shares of Excess Class A Preferred shall not be deemed to be outstanding.

            (i) Conversion. The Excess Class A Preferred has no conversion rights.




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



     Section 12. Miscellaneous.

     (a) Exchange or Market Transactions. Nothing in Section 10, Section 11 or this Section 12 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. However, as set forth in Section 10, Section 11 or this Section 12 certain transactions may be settled by providing shares of Excess Class A Preferred.

     (b) Severability.  If any provision of Section 10, Section 11 or this
Section 12 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     (c) Waiver. The Corporation shall have authority at any time to waive the requirements that Excess Stock be issued or be deemed outstanding or that the Corporation repurchase Preferred Shares in accordance with the provisions of
Section 10 or Section 11 if the Corporation determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Excess Stock or the fact that such Excess Stock is deemed to be outstanding, or any such repurchase, would not jeopardize the status of the Corporation as a REIT for federal income tax purposes.

     (d) All mailings shall be made by overnight United States mail or by another overnight courier service.

     IN WITNESS WHEREOF, AMBASSADOR APARTMENTS, INC. has caused its corporate seal to be hereunto affixed and these Articles Supplementary to be signed by its Chairman of the Board, David M. Glickman, and attested by its Secretary, Adam D. Peterson this 15th day of August, 1996.


                                                  AMBASSADOR APARTMENTS, INC.


                                                  By:   /s/ David M. Glickman
                                                      ------------------------
                                                  David M. Glickman
                                                  Chairman of the Board



     THE UNDERSIGNED, Secretary of Ambassador Apartments, Inc. who executed on behalf of said corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certify that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof or otherwise required to be verified under oath are true in all material respects, under the penalties of perjury.



By:   /s/ Adam D. Peterson
    --------------------------
     Adam D. Peterson
     Secretary


Corporate Seal



                                     32